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                                                                     Exhibit 5

                            [ROPES & GRAY LETTERHEAD]

                                              September 11, 1998


The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01770

     Re:  Executive Savings Plan
          ----------------------

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of deferred compensation obligations (the "Obligations") of The TJX Companies, Inc., a Delaware corporation (the "Company"), to be offered and sold under the Company's Executive Savings Plan (the "Plan").

     We have acted as counsel for the Company and are familiar with the action taken by the Company in connection with the Plan. For purposes of this opinion we have examined the Plan and such other documents, records, certificates and other instruments as we have deemed necessary.

     We express no opinion as to the applicability of compliance with or effect of Federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts and the Delaware General Corporation Law.

     Based on the foregoing, we are of the opinion that the Obligations, when established pursuant to the terms of the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     The Plan provides for elective deferrals of salary and additional deferred amounts, in each case involving deferral periods that extend, with limited exceptions, to termination of employment or beyond. Accordingly, the Plan by its terms would appear to constitute a "pension plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, certain unfunded pension plans for highly compensated or management employees, commonly referred to as "top hat" plans, are exempted from the coverage of most of the substantive provisions of ERISA, although they remain subject to limited reporting and certain other procedural rules set forth in Parts 1 and 5 of Subtitle B of Title I of ERISA (an "exempt top hat plan"). It is our understanding that the Plan is intended to be maintained as an exempt top hat plan. Assuming that it is so maintained, we are of the opinion that the form of the Plan is consistent with those provisions of ERISA which apply to exempt top hat plans.


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     We hereby consent to your filing this opinion as an exhibit to the
Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Obligations while the Registration Statement is in effect.

                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     Ropes & Gray


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